VOLUME SERVICES AMERICA, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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


                                                                              Fiscal Year Ended
                                                            1995          1996          1997          1998           1999

Income (loss) from continuing
  operations before income taxes,
  extraordinary item and cumulative
  effect of change in accounting
  principle                                                  (984)      (3,868)        (2,787)       (2,220)        (6,068)

Add Fixed Charges:
  Interest Expense (excluding capitalized)                    474        6,778          7,562        10,771         21,554
  Amortization of loan costs                                   16          478            354           551          1,475
  Interest factor in rents                                    262          297            352           338            643
                                                              ---          ---            ---           ---            ---

Total Earnings as defined                                    (232)       3,685          5,481         9,440         17,604
                                                             ====        =====          =====         =====         ======

Fixed Charges:
  Interest Expense                                            474        6,778          7,562        10,771         21,554
  Amortization of loan costs                                   16          478            354           551          1,475
  Interest factor in rents                                    262          297            352           338            643
                                                              ---          ---            ---           ---            ---
                                                              752        7,553          8,268        11,660         23,672
                                                              ===        =====          =====        ======         ======

Ratio of Earnings to Fixed Charges                              -            -              -             -              -

Deficiency in the coverage of fixed charges                  (964)      (3,868)        (2,787)       (2,220)        (6,068)
                                                             ====       ======         ======        ======         ======
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